UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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XM SATELLITE RADIO HOLDINGS INC.

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The following is a press release issued on June 14, 2007.

NEW STUDY SHOWS THAT SIRIUS-XM MERGER ENHANCES AUDIO COMPETITION

Report from Leading Economist Concludes SIRIUS-XM Merger will Expand Programming Options,

Improve Content Quality and Benefit Consumers

NEW YORK and WASHINGTON, DC – June 14, 2007 – Thomas Hazlett, the former Chief Economist of the Federal Communications Commission, Professor of Law & Economics at George Mason University, and a principal in Arlington Economics, today released a study regarding the merger of SIRIUS Satellite Radio (NASDAQ: SIRI) and XM Satellite Radio (NASDAQ: XMSR).

The paper, “The Economics of the Satellite Radio Merger,” explores the financial and strategic rationale behind the SIRIUS-XM merger and concludes that the merger offers the potential to yield substantial efficiencies, benefit consumers and enhance the dynamics of competition within the audio entertainment marketplace. The paper was prepared for XM and SIRIUS and was filed today at the Federal Communications Commission (FCC) as part of the companies’ merger application.

Commenting on the merger, Professor Hazlett stated, “After a thorough analysis, it is my opinion that the merger of XM and SIRIUS will predictably enhance consumer welfare. The National Association of Broadcasters’ (NAB) staunch opposition to the merger illustrates their similar expectation. The improved economic vitality of a combined satellite radio company would drive industry innovation, promote competition and enhance programming and pricing options for customers.”

Key findings from the study include:

The proposed XM-SIRIUS merger will increase competition among providers of audio entertainment.

•	AM/FM radio – “free radio” – competes with satellite radio, as evidenced by long-standing opposition by terrestrial stations to satellite rivalry and to the proposed merger.
•

If the terrestrial broadcasters genuinely believed that the merger would substantially increase price, they would support – not oppose – the merger, given that higher prices for satellite radio would translate into larger audiences and ad revenues for them.

•	Since satellite radio first appeared on the scene, broadcasters have consistently attempted to restrain this new service to protect their interests at the expense of market competition.

Numerous independent investment analysts have concluded that the proposed merger will yield substantial efficiencies.

•

The merger is expected to lift the financial prospects of satellite radio, lower capital financing costs, and foster economies of scale. Consensus estimates identify cost synergies of between $3 billion and $7 billion in net present value.

•	These efficiencies will permit more aggressive investment in satellite systems and products and prompt competitive responses from terrestrial broadcasters and other rivals.

By any measure, satellite radio is dwarfed by terrestrial radio.

•

The most common measure of economic size is revenue. Terrestrial broadcasters accounted for over $21 billion in sales in 2006, as compared to just $1.6 billion for satellite – less than 7% of overall radio broadcasting revenues.

•	In market value, terrestrial stations have an estimated enterprise value, in aggregate, of about $82 billion as compared to about $9 billion for XM and SIRIUS combined.
•	XM and SIRIUS compete in a complex and dynamic market. When iPods and other digital audio media are considered in addition to terrestrial broadcasting, satellite’s revenue share falls to 4%.

Consumers will benefit from the proposed merger.

•

By combining two small players in the audio entertainment market, the transaction will bring economic vitality to satellite radio. This, in turn, will sustain a wide range of valuable consumer options and spawn new services and products.

•

Consumers benefit from lower-cost products and services, as well as wider program choice. By combining operations, satellite operators seek to create greater scale economies in radio receivers, and to supply a wider array of popular programming to subscribers.

There is intense inter-modal competition among providers of audio entertainment.

•

Consumers have a wide range of audio entertainment choices, including advertising-supported terrestrial broadcasting, subscription satellite radio, MP3 devices, and other emerging digital media. The fact that there are widely disparate pricing models among these platforms demonstrates that the competitive frontier is largely defined in terms of quality and convenience of service, rather than price.

•	Taking the fluid nature of the market into account, it is clear that satellite radio broadcasters are not dominant players but compete with a host of other products and services.

Investment analysts see the merger as an attempt by satellite radio providers to drive costs down and to offer a more competitive product.

•	Independent projections show an increase in subscriber growth and more programming choices – a strongly pro-consumer outcome.
•

A merger that reduces effective prices to subscribers and delivers billions of dollars worth of cost saving efficiencies is in the public interest under either a “consumer welfare” or a “total welfare” standard.

Hazlett concludes that it is for these reasons that Wall Street analysts have argued in favor of this transaction since long before the parties negotiated a merger agreement. Likewise, these same reasons serve as the basis for incumbent broadcasters’ opposition.

The analysis and views expressed in this study are solely those of Professor Hazlett, whose research on both high-tech markets and economic regulation has been published in leading economics journals and law reviews. Professor Hazlett received financial compensation for his time in assembling this paper.

To view the full paper or to learn more about the SIRIUS-XM merger, please visit XMmerger.com or SIRIUSmerger.com.

# # #

About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by-play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of SIRIUS and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2006 which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ebrielmann@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com